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                                                                   Exhibit 10(b)

April 21, 1997

Martin A. Coyle
1900 Richmond Road
Cleveland, Ohio  44124

Dear Marty,

The following will confirm the changes we have agreed to in the severance agreement dated February 25, 1997, which you signed on March 3, 1997 (hereinafter referred to as "the Agreement"):

1. The first sentence of the paragraph entitled "Benefits," on page 4 of the Agreement is amended as follows:

         "Until the date of termination of your employment, all benefits and perquisites you currently have shall continue, except that at such time as you discontinue providing services to TRW or one of its subsidiaries, you will participate in non-qualified SRIP and BEP. Continuing as Chairman of TRW Investment Management Company and assuming the responsibilities thereunder shall be deemed `providing services'."

2. In the Pension section, the first sentence in the last partial paragraph on page 8 of the Agreement is amended as follows:

         "In no event will your benefit service under the qualified SSP or under the nonqualified plans extend beyond your retirement date."

3. Notwithstanding anything else in the Agreement, if you choose to retire earlier than March 1, 1999 or if you accept full-time employment (not meant to include voluntary or consulting efforts) outside of TRW prior to March 1, 1999, the following provisions will apply:

         a. If you accept employment elsewhere, you must retire on the first day of the month following your first day of employment elsewhere (the "Early Retirement Date").

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Martin A. Coyle
April 21, 1997
Page 2

         b. If you choose to retire earlier than March 1, 1999 (without employment elsewhere), you must retire on the first day of the month following your written notice to TRW indicating your desire to retire (this date shall also be deemed the "Early Retirement Date"). Your Early Retirement Date shall be deemed your "termination of employment" under the Agreement.

         c. If your Early Retirement Date occurs before March 1, 1999, you will immediately receive in a lump sum (with appropriate withholding) the base salary, OIP bonuses (at target) and SIP payment you would otherwise had received if you had remained employed until March 1, 1999, with the salary and bonuses you would have received between (i) the later of June 1, 1998, and your Early Retirement Date and (ii) March 1, 1999, offset by the base salary and bonus, if any, you would expect to receive from your new employer during such period. For purposes hereof the SIP payment is equal to a cash payment of 20,000 shares (as adjusted) times the average of the high and low price of TRW stock on the last trading day prior to your Early Retirement Date.

         d. In addition, if you retire on or before February 1, 1998, you will receive a payment of $800,000 (subject to withholding) and if you retire on or before February 1, 1999, such payment will be $400,000 (subject to withholding).

         e. If you die before your Retirement Date, your executor or designated beneficiary shall receive the payment described in
                  (c) above as though you had remained alive and retired on the first day of the month following your death. For purposes of TRW's benefit plans you shall have been deemed to die while employed.

         f. Upon your Early Retirement Date, you will receive one additional full calendar year of Ayco services (unless provided by the new employer) and 60 days of office and secretarial services.


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Martin A. Coyle
April 21, 1997
Page 3

         g. The section entitled "Early Retirement" on pages 9 and 10 of the Agreement is hereby deleted.

4. Notwithstanding anything in the Agreement, when you retire, you may purchase your Company Car for $1.00. You understand that the difference between the car's fair market value and $1.00 shall be deemed imputed taxable income to you.

If this represents the agreement between TRW and you, please indicate by signing below.

Sincerely,

TRW INC.

by   /s/ Howard V. Knicely
  ----------------------------
Howard V. Knicely
Executive Vice President

Accepted and agreed to this 22nd day of April 1997

    /s/ Martin A. Coyle
----------------------------
Martin A. Coyle

Approved and agreed to this 30th day of April, 1997
Compensation and Stock Option Committee

by     /s/ William S. Kiser
  --------------------------
      Chairman